This AMENDMENT AGREEMENT TO GENERAL BOND is dated November 27, 2013 and made between:

NORÐURÁL GRUNDARTANGI EHF, with reg. no. 570297-2609, with its registered office at Grundartangi, 301 Akranes, Iceland (the “Pledger”); and

Landsbankinn hf., with reg. no. 471008-0280, with its registered office at Austurstræti 11, 155 Reykjavík, Iceland (the “Pledgee”)

WHEREAS:

i.
Reference is made to a general bond executed on 9 February 2005 between the Pledger and Kaupthing Bank hf. as agent and trustee (“Kaupthing”) for each and any secured party (as defined therein), under which certain assets of the Pledger were charged to Kaupthing as agent and security trustee thereunder (the “General Bond”).

ii.	Kaupthing has confirmed with a declaration that it currently neither acts as security trustee or agent under the General Bond, nor holds any rights or obligations there under.

iii.
The parties hereto intend to amend the terms of the General Bond with this amendment agreement such that certain of the pledged assets under the General Bond dated 9 February 2005 shall be released and the following terms shall fully replace the previous terms and hereafter constitute the General Bond (the “Amended and Restated General Bond”).

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	The following terms shall have the following meanings:

“Charged Assets”	means all the assets charged pursuant to Clause 2 of this Amended and Restated General Bond.
“Facilities Agreement”
means the USD 50.000.000,- Committed Revolving Credit Facility to be entered into on or about the date of this Amended and Restated General Bond, between the Pledger and the Pledgee (including all amendments and supplements thereto).

“Secured Liabilities”
means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledger owed to the Pledgee under the Facilities Agreement together with all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its respective rights under the Facilities Agreement on a full indemnity basis except for any obligation or liability which, if it were so included, would result in the Amended and Restated General Bond to be unlawful.

“Security Period”
means the period beginning on the date hereof and ending on the date upon which the Secured Liabilities, which have arisen, have been unconditionally and irrevocably paid and discharged in full or (if earlier) the security hereby created has been unconditionally and irrevocably released and discharged.

2.	THE PLEDGE

2.1
The board of directors of Norðurál Grundartangi ehf., acknowledge by their signature on this Amended and Restated General Bond that the Pledger undertakes to pay or discharge in full the Secured Liabilities, the principal amount of which is set out in the Facilities Agreement.

2.2	Amount in numerals: USD 385.000.000,- plus interest and default interest and all other expenses and costs as further defined above as Secured Liabilities.

2.3	Amount in words: Three hundred and eighty five million U.S. dollars.

2.4
To ensure the punctual and full payment of, and/or performance or discharge of, the Secured Liabilities in accordance with the Facilities Agreement the following assets are hereby charged to the Pledgee with a first-ranking charge:

A.	INVENTORY etc. (Veð í vörubirgðum)
All rights, title, benefits and interest, present or future, actual or contingent, in, under or in respect of any raw material (alumina), semi-processed goods (including, without limitation, liquid aluminium in the pots), finished goods (finished aluminium), commodities, operational goods, storage facilities for the Facility’s finished goods and all other assets, rights, title, benefits and interests defined in Article 33 of the Mortgage Act No. 75/1997.
Notwithstanding anything to the contrary herein, the above charge does not create any security interest in (i) any alumina delivered to the Pledger pursuant to a toll conversion agreement that is owned by the counterparty to such agreement and (ii) all converted aluminum (except liquid aluminum in pots) that has been produced using alumina delivered pursuant to a toll conversion agreement for the account of the counterparty to such agreement. The preceding shall apply without limitation to each of the Pledger's toll conversion agreements with Billiton Marketing B.V. and Glencore AG and any amendments or extensions thereto.

B.	GENERAL RECEIVABLES (Vörureikningsveð)
All present and future rights, title, benefits and interests in all receivables and other general claims of the Pledger covered by paragraph 1 of Article 47 of the Mortgage Act No. 75/1997.

3.	USE OF PROCEEDS

3.1
Notwithstanding any other provision contained herein the parties hereto acknowledge that until the expiry of the Security Period, any proceeds of the Charged Assets shall, upon the exercise of any enforcement of the remedies hereunder in respect thereof, be applied to the payment of the Secured Liabilities in the following order of priorities, but without prejudice to the right of the Pledgee to recover any shortfall from the Pledger:

3.2	First: to pay all unpaid cost and expenses incurred in connection with such enforcement:

3.3
Second; to pay all unpaid interest, including but not limited to default interest, on the Secured Liabilities and all fees under the Facilities Agreement, until payments in full of all such interest and fees shall have been made;

3.4	Third: to pay the unpaid principal of the Secured Liabilities in accordance with the provisions of the

3.5	Facilities Agreement, until payment in full of the principal has been made (or so provided for); and

3.6	Fourht: to pay to the Pledger, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Charged Assets owned by it.

4.	NO WAIVER
No failure to exercise, and no delay in exercising, on the part of the Pledgee, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

5.	INSURANCE PROCEEDS
Any insurance proceeds connected with the Charged Assets are included in the pledge hereunder.

6.	EVENT OF DEFAULT
The security constituted hereby shall become immediately enforceable upon the occurrence of one or more Events of Default (as defined in the Facilities Agreement), and the enforcement rights defined below under Clause 7 shall be immediately exercisable there upon and at any time thereafter whilst any Event of Default continues to exist.

7.	RIGHTS AND REMEDIES

7.1
If the security constituted hereby becomes enforceable (in addition to any other rights and remedies provided for herein or which may otherwise be available at law, in equity or otherwise), the Pledgee may in its absolute discretion enforce all or part of the security in any manner it sees fit which shall include:

(i)
The right to have the Charged Asset(s) sold directly on a distress sale for the outstanding Secured Liabilities without a prior court judgement, settlement or enforcement measure according to sub-paragraph 2 of paragraph 1 of Article 6 of the Distress Sale Act No. 90/1991;and

(ii)	The right to redeem the Charged Asset(s); and

(iii)	The right to have the Charged Asset(s) sold at a private sale.

7.2
Enforcement measures may also be taken in order to ensure the payment of the debt without prior court judgment or court settlement under item 7 of paragraph 1 of Article 1 of the Enforcement Measures Act No. 90/1989, following a prior call for payment under Article 7 of the same Act.

8.	UNDERTAKING OF THE PLEDGER

8.1
The Pledger agrees that from time to time, upon request of the Pledgee, and at the expense of the Pledger, to promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that the Pledgee may reasonably request, in order to create, preserve, perfect or protect the security granted or purported to be granted hereby or the priority thereof.

8.2
The Pledger furthermore agrees, upon the reasonable request of the Pledgee, to provide the Pledgee with information, records and other documents pertaining to the Charged Assets for the purposes of enabling the Pledgee to monitor the status of the Charged Assets.

8.3
The Pledger shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording fees, and all expenses incidental to the execution and acknowledgement of the Amended and Restated General Bond, any agreement supplemental thereto (including (for avoidance of doubt) any Supplemental Appendix or any other instrument or document updating the Amended and Restated General Bond), and all stamp taxes and other taxes, duties, and charges arising out of or in connection with the execution and delivery of this Amended and Restated General Bond, or any agreement supplemental hereto and any instruments of further assurance in connection herewith.

9.	RELEASE
The security created by this Amended and Restated General Bond shall be released and all documents pursuant to this Amended and Restated General Bond, including documents of title, shall be returned to the Pledger upon the expiry of the Security Period, at the request and expense of the Pledger.

10.	ASSIGMENT

10.1.
The Pledgee may assign and transfer all of its respective rights and obligations hereunder to replacement Pledgee appointed in accordance with the terms of the Facilities Agreement. The Pledger shall promptly take such action as may be necessary in order that this Amended and Restated General Bond and replacements therefore shall provide for effective and perfected security in favour of any successor or replacement of the Pledgee in accordance with the Facilities Agreement.

10.2.
The Pledger undertakes that it shall not at any time assign, transfer, novate or dispose of any of its rights, interests or obligations in respect of this Amended and Restated General Bond to any person (or agree to do any of the foregoing).

11.	DISPOSALS
The Pledger may not sell, transfer or otherwise dispose of the Charged Assets, unless it is expressly permitted to do so under the terms of the Facilities Agreement and Article 33 of the Mortgage Act. No. 75/1997.

12.	NO SECURITY INTEREST
The Pledger shall not create or permit to subsist any security interest on any of the Charged Assets.

13.	NOTICES

13.1	All notices or other communications under or in connection with this Amended and Restated General Bond shall be sent by registered mail and email.

13.2	A notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will be deemed to be given on the next Business Day.
The address and facsimile number of the Pledger are:
Norðurál Grundartangi ehf.
Grundartangi
301 Akranes
Iceland
Tel: 00 354 430 1000
Telecopy: 00 354 430 1001

Attn: Managing Director/Finance Manager.

with a copy to the Parent:

Century Aluminium Company
One South Wacker Drive,
Chicago,
IL 60606
USA

Tel: 00 1 312 696 3101
Email: generalcounsel@centuryaluminum.com
Attn: General Counsel

14.	EXPENSES AND INDEMNITY
The Pledger shall forthwith on demand pay (a) all reasonable costs and expenses (including legal fees) incurred in connection with the negotiation, preparation, printing and execution of this Amended and Restated General Bond and any other document referred to in this Amended and Restated General Bond, (b) all costs and expenses (including legal fees) incurred in connection with the enforcement of, or the preservation of any rights under this Amended and Restated General Bond, and (c) any costs or expenses incurred as a result of any steps being taken in connection with the protection and/or improvement of the Charged Assets.

15.	SECURITY INTEREST ABSOLUTE
The rights of the security created hereby and the obligations of the Pledger hereunder are irrevocable, absolute and unconditional, irrespective of:

(i)
the acceleration of the maturity of any of the Secured Liabilities or any other modification of the time of payment thereof or the failure to perfect any other security granted to, or in favour of, the Pledgee;

(ii)
any substitution, release or exchange of any other security from or guarantee of any of the Secured Liabilities or the failure to create, preserve, perfect or protect any other security granted or purported to be granted to, or in favour of the Pledgee; or

(iii)	the occurrence of any other event or circumstances of a similar or different nature that might otherwise constitute a defence available to the Pledger as a surety or a guarantor.

16.	SEVERABILITY
Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

17.	GOVERNING LAW AND JURISDICTION

17.1
This Agreement shall be governed by and construed in accordance with Icelandic Law. Any legal actions arising from this Amended and Restated General Bond may be brought before the Reykjavik District Court.

17.2	This Amended and Restated General Bond has been prepared in three copies, one of which has been delivered to the Pledger, one to the Pledgee and one to be filed in the relevant Magistrate Offices.

17.3	In confirmation and acceptance of the above, the legal representative of the Pledger signs this Amended and Restated General Bond in the presence of two witnesses summoned for the purpose.

Reykjavík, 27 November 2013

/s/ Ragnar Gudmundsson	/s/ Olafur Magnusson
On behalf of Norðurál Grundartangi ehf.	On behalf of Landsbankinn hf.

Witnesses to the correct date and signatures

/s/ Gudmunda Osk Kristjansdottir
/s/ Olafur Arinbjorn Sigurdsson